JONES, JENSEN
                                 & COMPANY, LLC
                                 --------------
                  CERTFIED PUBLIC ACCOUNTANTS AND CONSULTANTS


September 20, 1999


Securities and Exchange Commission
450 Fifty Street, NW
Washington, DC 20549

Ladies and Gentlemen:

We were previously the independent accountants for Euro Trade & Forfaiting, Inc. (formerly Rotunda Oil and Mining, Inc.) and on February 5, 1999 we reported on the financial statements of Euro Trade & Forfaiting, Inc. (formerly Rotunda Oil and Mining, Inc.)

We have read Euro Trade & Forfaiting, Inc.'s (formerly Rotunda Oil and Mining, Inc.) statements included under item 14 of its Form 10 dated September 21, 1999, and we agree with such statements except for the following:

         o 1st paragraph of Item 14, we have no knowledge as to Marc Lumer & Company of Andrew Murray & Company, new independent accountants or to any other representations about and for Marc Lumer & Company and Andrew Murray & Company.

         o 2nd paragraph of Item 14, our report dated February 5, 1999 was modified as to going concern.


Very truly yours,
/s/ Jones, Jensen & Company
Jones, Jensen & Company
Salt Lake City, Utah